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                                                                     EXHIBIT 4.1

                               LOCK-UP AGREEMENT
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                                  May 3, 1996
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MONTGOMERY SECURITIES
PUNK, ZIEGEL & KNOELL, L.P.
VOLPE, WELTY & COMPANY
c/o Montgomery Securities
600 Montgomery Street
San Francisco, CA  94111

Ladies and Gentlemen:

          The undersigned understands that Montgomery Securities, Punk, Ziegel & Knoell, L.P., and Volpe, Welty & Company (the "Representatives") as representatives of the several underwriters, propose to enter into an Underwriting Agreement with Interlink Computer Sciences, Inc., a California corporation (the "Company"), and certain shareholders of the Company providing for the public offering of shares of Common Stock of the Company (the "Common Stock") pursuant to a Registration Statement on Form S-1 (the "Registration Statement") expected to be filed with the Securities and Exchange Commission.

          In consideration of the agreement by the several underwriters to offer and sell the Common Stock pursuant to the public offering, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that he, she or it will not, for a period from the date of filing of the Registration Statement through the date 180 days following the date of the final Prospectus relating to the public offering of the Common Stock, sell (including, without limitation, any short sale), offer to sell, contract to sell, pledge or otherwise dispose of any of the Common Stock, or any options or warrants to purchase any of the Common Stock, or any securities convertible into or exchangeable for any of the Common Stock, owned directly by the undersigned or with respect to which the undersigned has the power of disposition, in any such case whether now owned or hereafter acquired, other than (i) pursuant to the Underwriting Agreement, (ii) as a bona fide gift or gifts, provided that the undersigned provides prior written notice of such gift or gifts to the Representatives and the donee or donees thereof agree to be bound by the restrictions set forth herein or (iii) with the prior written consent of Montgomery Securities, which consent may be withheld at the sole discretion of Montgomery Securities. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of any of the Common Stock held by the undersigned except in compliance with the foregoing restrictions.

          The undersigned understands that the Company, the Representatives and the several underwriters will proceed toward the proposed offering in reliance upon this Lock-Up Agreement.

                                            Very truly yours,



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                                            (Print Name of Shareholder)


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                                            (Signature)


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                                            (Title, if applicable)